EXHIBIT 99.1

Micro Therapeutics Names James M. Corbett Acting CEO
Richard D. Randall Appointed Advisor

IRVINE, Calif. - April 24, 2002—Micro Therapeutics, Inc. (Nasdaq: MTIX) Inc. announced today that James M. Corbett, Chairman of the Board, has been appointed acting President and CEO. The Board of Directors has accepted the resignation of John B. Rush as President, CEO and director to pursue other opportunities. MTI also announced that Richard D. Randall, a 25-year veteran of the medical device industry with extensive experience in the interventional neuroradiology market, will join the company as a strategic advisor.

George Wallace, Founder and member of the MTI Board of Directors, commented, “We are very appreciative of the contribution and leadership that John Rush has provided during the past two years. During his tenure MTI’s flagship liquid embolic system, Onyx®, has made remarkable progress toward world-wide commercialization. We also are fortunate to have an executive with the experience of Jim Corbett to assume the responsibilities of President and CEO until a permanent CEO has been identified.”

Corbett has been Micro Therapeutics’ Chairman of the Board of Directors since January of 2002. He also is the President of ev3 International, MTI’s distributor and marketing partner in Europe and other international markets. Corbett has over 20 years of management experience in the medical device industry with such leading companies as Boston Scientific and SciMed Life Systems.

Randall served as President and CEO of Target Therapeutics, a pioneer in the interventional neuroradiology market, from 1989 to 1994. During Randall’s tenure, Target Therapeutics (now part of Boston Scientific) successfully commercialized several technologies (including micro catheters and coils) that are the foundation of modern interventional neuroradiology.

Corbett noted, “Rick Randall’s experience and relationships in the interventional neuroradiology market will be invaluable to MTI as we continue to develop and execute clinical and marketing strategies for Onyx®.”

About Micro Therapeutics, Inc.

Micro Therapeutics (MTI) develops, manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disease. MTI’s flagship product, Onyx®, is a liquid embolic material that has been developed for use in the treatment of conditions that can lead to stroke. Onyx currently is being marketed throughout Europe and is in pivotal clinical trials in the United States. MTI markets more than 130 medical devices and micro catheter products serving the neuro vascular and peripheral vascular markets.

Statements contained in this press release which are not historical information, are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: the company’s ability to build a sales force in Europe, the impact of terminating its distribution agreement with Guidant Corporation, product development, risks and results of clinical testing, demand and market acceptance risks, the impact of competitive products and pricing, regulatory approval and future product development. More detailed information on these and additional factors which could affect Micro Therapeutics, Inc.’s operating and financial results are described in the company’s prospectus dated February 18, 1997, as well as in its Forms 10-QSB, 10-KSB and other reports, filed or to be filed with the Securities and Exchange Commission. Micro Therapeutics, Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, Micro Therapeutics, Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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